EXHIBIT 99.7

TPT Global Tech Initiates Tuskegee, Alabama "Smart City" Project Through Real Estate Sales Agreements with Limited Partnerships Led by Legendary Civil Rights Attorney Fred Gray Who Represented Martin Luther King and Rosa Parks

SAN DIEGO, CA / ACCESSWIRE / May 17, 2022 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW" or the "Company") (OTCQB:TPTW) announced today that the company has officially initiated its "Smart City" project with the execution of Real Estate Sales Agreements to acquire approximately 135 acres of land in Tuskegee, Alabama. CEO Stephen Thomas entered into the transactions with the Gray Family Limited Partnership and Lakeside Ranch, Inc. represented by legendary Civil Rights Attorney Fred Gray. The two parcels of land, which have been in Mr. Gray's family since the 1980s, are comprised of one approximate 45-acre parcel along Tuskegee Lake and the second an approximate 85-acre parcel along route 80 heading to Auburn, Alabama. Per the agreement, TPT Global Tech will be paying approximately $1.7M for the properties, of which it paid a combined $10,000 in down payments. The Company has until November 11, 2022, to close the transactions including paying the remainder of the purchase price which it intends to fund from current fundraising efforts. Closing of the transactions are subject to obtaining financing, all surveys, and finalizing master plans for the kick-off of the Company's "Smart City" project. The Company has been working with the Director of the Macon County Economic Development Corp., Joe Turnham, Tuskegee Mayor Tony Haygood, the Tuskegee City Council, and the Tuskegee Utility Company to secure additional land for its project.

The Company is currently in negotiations with several manufacturing companies, and hotel chains, to locate or participate in the TPT Global Tech/Tuskegee Smart City project.

Fred David Gray (born December 14, 1930) is a civil rights attorney, preacher, and activist in Alabama. He litigated several major civil rights cases in Alabama, including Browder v. Gayle, that reached the United States Supreme Court. He served as the President of the National Bar Association in 1985, and in 2001 was elected as the first African-American President of the Alabama State Bar.[1] During the Civil Rights Movement, Gray came to prominence working with Martin Luther King Jr. and E.D. Nixon, among others. Among his first cases as a young Alabama attorney (and solo practitioner), Gray defended Claudette Colvin and later Rosa Parks, who were charged with disorderly conduct for refusing to seat themselves in the rear of segregated city buses.(https://en.wikipedia.org/wiki/Fred_Gray_(attorney))

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"To be sitting with and now working with such an icon in American Black history as Fred Gray, was such a distinct honor for me. For Mr. Gray, representing entities entering into these agreements with TPT Global Tech and to help make prime real estate available to us in Tuskegee to kick off this Smart City project, is another example of his commitment to serve the greater community by bringing jobs and technologies of the future to the region. TPT Global Tech, we believe, this transaction now positions the company closer to showcase its various technological capabilities and demonstrate why we made our Company's product builds and technology acquisitions decisions." said Stephen Thomas, CEO of TPT Global Tech.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories, and Global Roaming Cell phones.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

PR-Shep Doniger

sdoniger@bdcginc.com

561-637-5750

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.

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